Exhibit 10.2

OPEN-END MORTGAGE AND SECURITY AGREEMENT

THIS IS AN OPEN-END MORTGAGE AND SECURITY AGREEMENT.  IT SECURES FUTURE ADVANCES.  THE MAXIMUM PRINCIPAL AMOUNT SECURED BY THIS INSTRUMENT IS SUCH AMOUNT AS MAY BE DUE AND OWING ON THE NOTE DESCRIBED HEREIN, NOT TO EXCEED $15,000,000, PLUS ALL OTHER COSTS AND INDEBTEDNESS DESCRIBED IN 42 PaCSA §§8143 & 8144.

THIS OPEN-END MORTGAGE AND SECURITY AGREEMENT (this “Mortgage”) is made and executed the 17th day of January, 2020 and an effective date as of the 23rd day of January, 2020, by RIVERBEND CROSSINGS III HOLDINGS LLC,  a Pennsylvania limited liability company (“Mortgagor”), whose mailing address is c/o Griffin Industrial Realty, Inc., 204 West Newberry Road, Bloomfield, Connecticut  06002, to, in favor of and for the benefit of STATE FARM LIFE INSURANCE COMPANY, an Illinois corporation (“State Farm”), whose mailing address is One State Farm Plaza, Bloomington, Illinois 61710, and pertains to the real estate (the “Real Estate”) described on Exhibit A attached hereto and made a part hereof.

ARTICLE 1 RECITALS

1.1 Note.

Mortgagor and RIVERBEND UPPER MACUNGIE PROPERTIES I LLC (“Ambassador Borrower”), a Pennsylvania limited liability company, have executed and delivered to State Farm a Promissory Note (as the same may be amended, the “Note”) of even date herewith.  In the Note, Mortgagor promises to pay to the order of State Farm the principal sum of Fifteen Million and 00/100 Dollars ($15,000,000.00) (the “Loan”).  This Mortgage secures the Loan.  From the date hereof, the Loan shall be repaid with interest thereon, in monthly installments as set forth in the Note, and the entire unpaid principal balance and all accrued interest thereon shall be due and payable as set forth in the Note.

1.2 Indebtedness.

As used herein, the term “Indebtedness” means (a) the indebtedness evidenced by the Note, including principal, interest and prepayment fee, if any; and (b) all other sums which may at any time be due, owing or required to be paid under the Note, this Mortgage and the other Loan Documents (as defined in Section 1.3 hereof) including, without limitation, sums owing from or required to be paid by Mortgagor as a result of the breach or non-performance of any of the Obligations (as defined in Article Two hereof), regardless of whether Mortgagor is personally liable for any such payment.

1.3 Loan Documents.

In addition to this Mortgage and the Note, there have been executed and delivered to and in favor of State Farm certain other loan documents (the Note, this Mortgage, the Mortgage and Security Agreement executed by Ambassador Borrower to and in favor of State Farm of even date with the Note (the “Ambassador Mortgage”, and collectively with this Mortgage, the “Mortgages”) and all other documents and instruments, whether now or hereafter existing, which secure or guarantee payment of the Note or are otherwise executed in connection with the Loan, as the same (including the Note and Mortgages) may hereafter be amended, modified, supplemented or replaced from time to time, are collectively referred to herein as the “Loan Documents”).  The Loan Documents include, without limitation, a guaranty (whether one or more, the “Guaranty”) executed by Griffin Industrial Realty, Inc. (whether one or more, the “Guarantor”) of even date herewith.

ARTICLE 2 THE GRANT

In order to secure (i) the payment of the Indebtedness; and (ii) the performance of any of the terms, provisions, covenants, agreements, representations, warranties, certifications and obligations contained herein or under the other Loan Documents (collectively, the “Obligations”), regardless of whether Mortgagor is personally liable for such performance and observance, and in consideration of the sum of Ten and No/100 Dollars ($10.00) in hand paid by State Farm to Mortgagor, the Recitals hereinabove stated in Article One and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Mortgagor hereby grants, bargains, sells, assigns, warrants, releases, aliens, transfers, conveys and mortgages to State Farm and its successors and assigns a present and continuing lien upon and security interest in and to all of the following rights, interests, claims and property (collectively, the “Secured Property”):

(a) all the Real Estate described in Exhibit A attached hereto and by this reference incorporated herein and made a part hereof;

(b) all buildings, structures and other improvements now or hereafter constructed, erected, installed, placed or situated upon the Real Estate (collectively, the “Improvements”);

(c) all estate, claim, demand, right, title and interest of Mortgagor now owned or hereafter acquired, including, without limitation, any after acquired title, franchise, license, remainder or reversion, in and to (i) any land or vaults lying within the right of way of any street, avenue, way, passage, highway or alley, open or proposed, vacated or otherwise, adjoining the Real Estate; (ii) any and all alleys, sidewalks, streets, avenues, strips and gores of land adjacent, belonging or appertaining to the Real Estate and Improvements; (iii) all rights of ingress and egress to and from the Real Estate and all adjoining property; (iv) storm and sanitary sewer, water, gas, electric, railway, telephone and all other utility services relating to the Real Estate and Improvements; (v) all land use, zoning, developmental rights and approvals, air rights, water, water rights, water stock, gas, oil, minerals, coal and other substances of any kind or character underlying or relating to the Real Estate or any part thereof; and (vi) each and all of the tenements, hereditaments, easements, appurtenances, other rights, liberties, reservations, allowances and privileges relating to the Real Estate or the Improvements or in any way now or hereafter appertaining thereto, including homestead and any other claim at law or in equity (collectively, the “Appurtenances”);

(d) all leasehold estates and the right, title and interest of Mortgagor in, to and under any and all leases, subleases, management agreements, arrangements, concessions or agreements, written or oral, relating to the use and occupancy of the Real Estate and Improvements or any portion thereof, now or hereafter existing or entered into, including any Major Leases and Minor Leases, each as defined in Section 3.18 (individually, a “Lease” and collectively, the “Leases”);

(e) all rents, issues, profits, proceeds, income, revenues, royalties, advantages, avails, claims against guarantors, security and other deposits (whether in the form of cash, letters of credit or other forms), advance rentals and any and all other payments or benefits now or hereafter derived, directly or indirectly, from the Real Estate and Improvements, whether under the Leases or otherwise (collectively, the “Rents”); subject, however, to the right, power and authority (the “License”) granted Mortgagor in the Assignment of Rents and Leases executed by Mortgagor to and in favor of State Farm of even date herewith to collect and apply the Rents as provided therein;

(f) all right, title and interest of Mortgagor in and to any and all contracts, written or oral, express or implied, now existing or hereafter entered into or arising, in any manner related to the improvement, use, operation, sale, conversion or other disposition of any interest in the Secured Property, including, without limitation, all options to purchase or lease the Real Estate or Improvements or any portion thereof or interest therein, or any other rights, interests or greater estates in the rights and properties comprising the Secured Property, now owned or hereafter acquired by Mortgagor (collectively, the “Contract Rights”);

(g) all general intangibles of Mortgagor, including, without limitation, goodwill, trademarks, trade names, option rights, permits, licenses, insurance policies and proceeds therefrom, rights of action and books and records relating to the Real Estate or Improvements (collectively, the “Intangible Personal Property”);

(h) all right, title and interest of Mortgagor in and to all fixtures, equipment and tangible personal property of every kind, nature or description attached or affixed to or situated upon or within the Real Estate or Improvements, or both, provided the same are used, usable or intended to be used for or in connection with any present or future use, occupation, operation, maintenance, management or enjoyment of the Real Estate or Improvements (collectively, the “Tangible Personal Property”);

(i) all proceeds of the conversion, voluntary or involuntary, of any of the Secured Property into cash or other liquidated claims or that are otherwise payable for injury to, or the taking or requisitioning of the Secured Property, including all insurance and condemnation proceeds as provided in this Mortgage (collectively, the “Proceeds”);

(j) all Tax and Insurance Deposits (as defined in Section 3.3);

(k) all of Mortgagor’s right, power or privilege to further hypothecate or encumber all or any portion of the property, rights and interests described in this Article Two as security for any debt or obligation, it being intended by this provision to divest Mortgagor of the right, power and privilege to hypothecate or encumber, or to grant a mortgage upon or security interest in any of the property hypothecated in or encumbered by this Mortgage, as security for the payment of any debt or performance of any obligation without State Farm’s prior written consent (collectively, the “Right to Encumber”); and

(l) all other property, rights, interests, estates or claims of every name, kind, character or nature, both in law and in equity, which Mortgagor now has or may hereafter acquire in the Real Estate and Improvements and all other property, rights, interests, estates or claims of any name, kind, character or nature or properties now owned or hereafter acquired in the other properties, rights and interests comprising the Secured Property (collectively, the “Other Rights and Interests”).

Mortgagor agrees that without the necessity of any further act of Mortgagor or State Farm, the lien of and the security interest created in and by this Mortgage shall automatically extend to and include any and all renewals, replacements, substitutions, accessions, products or additions to and proceeds of the Secured Property.

TO HAVE AND TO HOLD the Secured Property hereby conveyed and intended so to be unto State Farm, its successors and assigns, forever, free from all rights and benefits under and by virtue of any homestead exemption laws or similar laws of the state or other jurisdiction in which the Secured Property is located (the “State”) (which rights and benefits are hereby expressly released and waived) for the uses and purposes herein set forth.

MORTGAGOR hereby covenants with and warrants to State Farm and with the purchaser at any foreclosure sale that at the execution and delivery hereof, Mortgagor owns the Secured Property and has a good and indefeasible estate therein in fee simple; that the Secured Property is free from all encumbrances whatsoever (and any claim of any other Person (as defined below) thereto) other than those encumbrances expressly permitted by State Farm in writing (or as set forth in the title Proforma loan policy delivered to State Farm in connection with closing the Loan) (the “Permitted Exceptions”); that Mortgagor has good and lawful right to sell, convey, mortgage and encumber the Secured Property; and that Mortgagor and its successors and assigns shall forever warrant and defend the title to the Secured Property against all claims and demands whatsoever.  As used herein, “Person” means any natural person, corporation, limited liability company, partnership, firm, association, government, governmental agency or any other entity, whether acting in an individual, fiduciary or other capacity.

PROVIDED, HOWEVER, that if and when Mortgagor has paid all of the Indebtedness and has strictly performed and observed all of the agreements, terms, conditions, provisions and warranties contained in this Mortgage and in all of the other Loan Documents, the estate, right, title and interest of State Farm in and to the Secured Property shall cease and shall be released and State Farm shall record a satisfaction of Mortgage at the cost of Mortgagor, but otherwise shall remain in full force and effect.

ARTICLE 3 GENERAL AGREEMENTS

To protect the security of this Mortgage, Mortgagor further covenants and agrees as follows:

3.1 Recitals.

The recitals set forth above are true and correct and are material provisions of this Mortgage.

3.2 Payment of Indebtedness.

Mortgagor shall pay promptly the Indebtedness at the times and in the manner provided in the Loan Documents.  All such sums payable by Mortgagor shall be paid without demand, counterclaim, offset, deduction or defense.  Mortgagor hereby waives all rights now or hereafter conferred by statute or otherwise to any such demand, counterclaim, offset, deduction or defense.

3.3 Other Payments.

(a) In addition to the monthly installment payments required by the Note, Mortgagor shall pay to State Farm (or its designee) the following sums on a monthly basis until the Indebtedness is fully paid (collectively, the “Tax and Insurance Deposits”):

(i) a sum equal to one twelfth (1/12th) of the annual Taxes (as defined in Section 3.5) next due on the Secured Property, all as estimated by State Farm (the “Tax Deposits”); and

(ii) a sum equal to one twelfth (1/12th) of the annual premium or premiums next payable for the insurance herein required to be maintained on or with respect to the Secured Property (the “Insurance Deposits”).

(b) Should the total Tax and Insurance Deposits on hand not be sufficient to pay all of the Taxes and insurance premiums, together with all penalties and interest thereon, when the same become due and payable, Mortgagor shall pay to State Farm promptly on demand any amount necessary to make up the deficiency.  If the total of such Tax and Insurance Deposits exceeds the amount required to pay the Taxes and insurance premiums, such excess shall be credited on subsequent payments to be made for such items.

(c) All such Tax and Insurance Deposits:

(i) shall be held by State Farm or a depository designated by State Farm with no obligation to segregate such payments and without any obligation arising for the payment of any interest thereon;

(ii) shall be applied by State Farm for the purposes for which made (as herein provided) subject, however, to the security interest granted State Farm therein pursuant to Article Two; and
(iii) shall not be subject to the direction or control of Mortgagor.

(d) Provided that no Event of Default (as defined in Section 4.1) exists and there are sufficient funds in the Tax and Insurance Deposits, State Farm agrees to make the payment of the Taxes or insurance premiums with reasonable promptness following its receipt of appropriate tax and/or insurance bills therefor, or, alternatively, upon presentation by Mortgagor of receipted (i.e. paid) tax and/or insurance bills therefor, State Farm shall reimburse Mortgagor for such Taxes and insurance premium payments made by Mortgagor.

(e) Upon the occurrence of an Event of Default, State Farm may, at its option, without being required to do so, apply any Tax and Insurance Deposits on hand to the payment of any of the Indebtedness, in such order and manner as State Farm may elect.  When the Indebtedness has been fully paid, any remaining Tax and Insurance Deposits shall be paid to Mortgagor.

3.4 Maintenance, Repair, Restoration, Prior Liens, Parking.

Mortgagor shall and hereby agrees to:

(a) promptly repair, restore, replace or rebuild any portion of the Improvements which may become damaged or destroyed, provided the proceeds of insurance are made available to Mortgagor pursuant to Section 3.10 hereof, with all replacements being at least equal in quality and condition as existed prior thereto, free from any security interest therein, encumbrances thereon or reservation of title thereto;

(b) keep the Improvements in good condition and repair, without waste and free from mechanics’, materialmen’s or similar or other liens or claims of lien;

(c) complete, within a reasonable time, any Improvements now or hereafter in the process of construction upon the Real Estate;

(d) comply with all statutes, rules, regulations, orders, decrees and other requirements of any governmental body, whether federal, state or local, having jurisdiction over the Secured Property and the use thereof and observe and comply with any conditions and requirements necessary to preserve and extend any and all rights, licenses, permits (including without limitation zoning variances, special exceptions and nonconforming uses), privileges, franchises and concessions that are applicable to the Secured Property or its use and occupancy;

(e) make no material alterations in or to the Improvements, except as required in subsection (d) hereof or otherwise with the prior written consent of State Farm (which consent shall not be unreasonably withheld or delayed provided such alterations or Improvements do not adversely impact the value of the Secured Property) and in conformity with all applicable laws; provided, however, without the consent of State Farm (i) upon written notice to State Farm, Mortgagor (or its tenants) may make such alterations required by or expressly permitted by tenant to be made without the consent of Landlord under the terms of any Major Lease  or Minor Lease provided that State Farm has previously reviewed and approved such Major Lease or Minor Lease (“Approved Lease Alterations”), provided, however, Mortgagor shall not be required to deliver written notice to State Farm if such Approved Lease Alterations will cost less than $100,000 and will not involve a building (as opposed to tenant space) being expanded or contracted; and (ii) without written notice to State Farm, Mortgagor (or its tenants) may make (x) structural alterations or structural repairs costing less than $100,000 in the aggregate in any one year and each year, or (y) non-structural alterations or non-structural repairs provided such alterations or repairs do not adversely impact the value of the Secured Property;

(f) not suffer nor permit any change in the general nature of the occupancy of the Improvements without the prior written consent of State Farm;

(g) pay when due all operating costs of the Improvements;

(h) not initiate nor consent in any zoning reclassification with respect to the Secured Property without the prior written consent of State Farm;

(i) provide, improve, grade, surface and thereafter maintain, clean, repair and adequately light all parking areas upon the Real Estate, such parking areas being of sufficient size to accommodate the greater of the amount of standard size vehicles required (i) by law, ordinance or regulation; or (ii) by the terms of any Leases, together with any sidewalks, aisles, streets, driveways and sidewalk cuts and sufficient paved areas for ingress, egress and rights of way to and from the adjacent thoroughfares necessary or desirable for the use thereof; and

(j) forever warrant and defend its title to the Secured Property and the validity, enforceability and priority (which priority is subject to the Permitted Encumbrances) of the lien and security interests granted in and by this Mortgage and the other Loan Documents against the claims and demands of all Persons, subject to the Permitted Exceptions.

3.5 Property Taxes and Contest of Liens.

Notwithstanding the Tax and Insurance Deposits required by Section 3.3 hereof, Mortgagor shall be responsible for the payment before delinquency and before any penalty attaches, of all real estate and personal property taxes and assessments (general or special), water charges, sewer charges and any other charges, fees, taxes, claims, levies, charges, expenses, liens and assessments, ordinary or extraordinary, governmental or nongovernmental, statutory or otherwise, that may be levied, assessed or asserted against the Secured Property or any part thereof or interest therein (collectively, “Taxes”).  Notwithstanding anything contained herein to the contrary, Mortgagor may, in good faith and with reasonable diligence, contest the validity or amount of any Taxes as well as any mechanics’, materialmen’s or other liens or claims of lien upon the Secured Property (collectively, the “Contested Liens”), provided that:

(a) such contest shall have the effect of preventing the collection of the Contested Liens and the sale or forfeiture of the Secured Property or any part thereof or interest therein to satisfy the same; and

(b) Mortgagor shall first notify State Farm in writing of the intention of Mortgagor to contest the same before any Contested Liens have been increased by any interest, penalties or costs.

3.6 Tax and Lien Payments by State Farm.

(a) Upon the failure of Mortgagor to pay the Tax Deposits as required in Section 3.3 or, in the event said payments are waived by State Farm, to pay the Taxes required to be paid in Section 3.5 above (unless Mortgagor is contesting the Taxes as provided in Section 3.5 above), State Farm is authorized, in its sole discretion, to make any payment of Taxes in accordance with any tax bill or statement from the appropriate public office without inquiry into the accuracy or validity of any Taxes, sales, forfeiture of title or claim relating thereto.

(b) State Farm is also authorized, in the place and stead of Mortgagor, to make any payment relating to any apparent or threatened adverse title, lien, claim of lien, encumbrance, claim, charge or payment otherwise relating to any other purpose but not enumerated in this Section, whenever, in State Farm’s judgment and discretion, such payment seems necessary to protect the full security intended to be created by this Mortgage.

(c) All such payments authorized by this Section 3.6 that are not promptly reimbursed by Mortgagor shall constitute additional Indebtedness and shall be immediately due and payable by Mortgagor to State Farm upon demand with interest at the Default Rate (as defined in the Note) from the date of such payment.

3.7 Insurance.

(a) Mortgagor shall insure and keep insured the Secured Property and each and every part thereof against such perils and hazards as State Farm may from time to time require, and in any event including:

(i) Property insurance insuring against all risks of loss to the Secured Property customarily covered by “Causes of Loss—Special Form” policies (also known as “all risk” insurance) in an amount at least equal to the full replacement cost of all Improvements, without deduction for physical depreciation and with (A) a standard mortgagee’s endorsement clause; (B) a maximum deductible of $25,000.00; and (C) either an agreed amount endorsement (to avoid the operation of any coinsurance provisions) or a waiver of any coinsurance provisions;

(ii) Commercial general liability insurance on an occurrence basis to afford protection for bodily injury, death and property damage in an amount of not less than the greater of (A) One Million Dollars ($1,000,000); or (B) the highest amount of coverage required to be carried by the landlord under the terms of the Major Leases.  The policy shall name State Farm as an additional insured;

(iii) Steam boiler, machinery and pressurized vessel insurance (if applicable to the Improvements);

(iv) If the Secured Property is occupied by a tenant or tenants, rent loss insurance in an amount sufficient to cover loss of rents from the Secured Property for a minimum of twelve (12) months or, in the alternative, if the Secured Property is occupied by Mortgagor, business interruption insurance in an amount sufficient to cover loss of gross earnings from the Secured Property for a minimum of twelve (12) months;

(v) If any building or other structure on the Secured Property is situated in an area now or hereafter designated by the Federal Emergency Management Agency as a “Special Flood Hazard Area” (Zone A or Zone V), evidence of flood insurance in an amount equal to the least of (A) the minimum amount required under the terms of the coverage to compensate for any damage or loss on a full replacement cost basis; (B) the unpaid principal balance of the Indebtedness; or (C) the maximum limit of coverage available for the Secured Property under the National Flood Insurance Program; provided, however, that, in the event the unpaid principal balance of the Indebtedness is less than 80% of the replacement cost under subsection (A), the flood insurance coverage shall be in an amount equal to the lesser of the amounts set forth in subsections (A) or (C).  The policy shall name State Farm as the first mortgagee under a standard mortgagee’s endorsement clause;

(vi) Either affirmative coverage for acts of terrorism in its property and liability insurance or evidence that coverage for acts of terrorism is not excluded from its property and liability insurance;

(vii) Either affirmative coverage for windstorm and named storms in its property insurance or evidence that coverage for windstorm and named storms is not excluded from its property insurance; and

(viii) Such other insurance coverages on the Secured Property as required by State Farm.

(b) Insurance policies required by this Section 3.7 shall:

(i) be in amounts and form and issued by companies satisfactory to State Farm and shall comply with all provisions of this Mortgage;

(ii) contain endorsements naming State Farm as first mortgagee under a standard mortgagee clause under the required property, steam boiler and rent loss insurance policies and as an additional insured for the commercial general liability insurance policy;

(iii) contain endorsements providing for not less than ten  (10) days’ prior written notice to State Farm prior to any cancellation, non-renewal or termination for non-payment of a premium and not less than thirty (30) days’ prior written notice of cancellation for any other reason;

(iv) permit State Farm to pay any premium within fifteen (15) days after its receipt of notice stating that such premium has not been paid when due;

(v) require that settlement of any claim under any of the referenced policies shall require State Farm’s prior written approval; and

(vi) contain exclusions to coverage acceptable to State Farm.

(c) The policy or policies of such insurance or certificates of insurance evidencing the required coverage shall be delivered to State Farm.

(d) Mortgagor shall not purchase separate insurance policies concurrent in form or contributing in the event of loss with those policies required to be maintained under this Section 3.7.

3.8 Insurance Premium Payment by State Farm, Use of Proceeds.

(a) In the event Mortgagor fails to make the Insurance Deposits as required by Section 3.3, or if such Insurance Deposits have been waived, upon State Farm’s receipt of written notice (i) of an unpaid insurance premium; (ii) of a termination or cancellation of any required insurance policy; or (iii) that a required insurance policy is not to be renewed and Mortgagor fails to provide replacement coverage at least fifteen (15) days prior to the termination of existing coverage, State Farm may, at its option, procure and substitute another policy of insurance in the amount required pursuant to the foregoing terms of this Mortgage with such companies as State Farm may select, the cost of which shall be paid by Mortgagor upon demand should the amount available from the Insurance Deposits be insufficient to pay the premium therefor.  All sums paid by State Farm in procuring said insurance that are not promptly reimbursed by Mortgagor shall be additional Indebtedness and shall be immediately due and payable without notice, with interest thereon at the Default Rate from the date of such payment.

(b) In the event of any damage to or destruction of the Improvements or any part thereof, Mortgagor shall promptly notify State Farm and take such action necessary to preserve the undamaged portion of the Improvements.  If at the time of such damage and destruction,

(i) no Event of Default is in existence and no event shall have occurred as of such date which, with the passage of time, the giving of notice or both, would constitute an Event of Default;

(ii) the damage is such that it can be reasonably repaired within the time provided in the Leases so as to preclude a material reduction in the rental income from the Secured Property (after application of any rental insurance proceeds), or Mortgagor obtains written commitments in form and substance reasonably satisfactory to State Farm from tenants to lease space, upon completion of repairs, in the Secured Property at aggregate rentals equal to or exceeding the debt service of the Loan and the general operating expenses of the Secured Property;

(iii) the Proceeds are less than the outstanding Indebtedness under the Loan;
(iv) the casualty insurer has not denied liability for payment of Proceeds as a result of any act, neglect, use or occupancy of the Secured Property by Mortgagor or any tenant of the Secured Property;

(v) the Real Estate and/or Improvements can be restored to the condition at least equal to the condition in which they existed at the closing of the Loan (with any post-closing improvements included in such Restoration (as defined in this Section 3.8)); and

(vi) if required by State Farm, a satisfactory report addressed to State Farm from an environmental engineer or other qualified professional satisfactory to State Farm certifies that no adverse environmental impact to the Secured Property has resulted from the casualty;

then, any Proceeds paid to State Farm in connection with such damage or destruction, after deducting therefrom any expenses, including without limitation reasonable attorneys’ fees, incurred by State Farm in protecting the undamaged portion of the Improvements and in the collection of the Proceeds (the “Collection Expenses”), shall be applied by State Farm to the cost of restoring, repairing, replacing or rebuilding (herein generally called “Restoration”) the Real Estate and/or Improvements or any part thereof as set forth in Section 3.10.

Otherwise, in State Farm’s sole discretion, all Proceeds, less Collection Expenses, shall be applied:  (A) to the installments of the Indebtedness in the inverse order of their maturity; or (B) to the cost of Restoration as set forth in Section 3.10 hereof.

(c) If State Farm applies the Proceeds to the installments of the Indebtedness in the inverse order of their maturity, and provided no Event of Default is in existence and no event shall have occurred as of such date which, with the passage of time, the giving of notice or both, would constitute an Event of Default, no premium or fee shall be payable in connection with any prepayment of the Indebtedness from the Proceeds. In addition, if the Proceeds are applied to the Indebtedness pursuant to the preceding sentence, and provided no Event of Default is in existence and no event shall have occurred as of the date of prepayment of the remaining Indebtedness in full which, with the passage of time, the giving of notice or both, would constitute an Event of Default, Mortgagor may, at its option, pay the remaining Indebtedness in full (but not in part) without a premium or fee at any time within one hundred eighty (180) days after the date of such application.

3.9 Condemnation.

(a) Mortgagor shall give State Farm prompt notice of any proceedings, instituted or threatened, seeking condemnation or taking by eminent domain or any like process (a “Taking”) of all or any part of the Real Estate or Improvements including any easement thereon or appurtenance thereto (including severance of, consequential damage to or change in grade of streets) and shall deliver to State Farm copies of any and all papers served in connection with any such proceeding.

(b) Mortgagor hereby assigns, transfers and sets over unto State Farm the entire Proceeds of any and all awards resulting from any Taking.  State Farm is hereby authorized to collect and receive from the condemnation authorities the entire Proceeds and is further authorized to give appropriate receipts and acquittances therefor.

(c) In the event of any such Taking, any and all such Proceeds shall be applied, after deducting therefrom any Collection Expenses, in State Farm’s sole discretion but subject to the further terms of this Section 3.9, to: (i) the installments of the Indebtedness in the inverse order of their maturity; or (ii) the cost of Restoration pursuant to Section 3.10 hereof.

(d) If (i) the Proceeds of any Taking exceed the greater of (A) $500,000; or (B) 5% of the then value of the Secured Property (as determined by an M.A.I. Appraisal obtained by

State Farm at the cost and expense of Mortgagor) but are less than the outstanding Indebtedness under the Loan as of the date of such Taking and are received at least two years prior to the Maturity Date; (ii) the requirements stated in Sections 3.8(b)(i), (ii) and (v) above are satisfied; and (iii) in State Farm’s reasonable judgment, the remainder of the Secured Property can be operated (A) as an economically viable project at substantially the same level of operations which existed immediately prior to the Taking; and (B) at the functional equivalent of its condition (considering, without limitation, the effect of the Taking on the remaining leasable area, parking and access) prior to the Taking (the “Viability Requirements”); then, such Proceeds, after deducting therefrom the Collection Expenses, shall be applied to the cost of Restoration pursuant to Section 3.10 hereof.

(e) If (i) the Proceeds of any Taking do not exceed the greater of (A) $500,000; or (B) 5% of the then value of the Secured Property (as determined by an M.A.I. Appraisal obtained by State Farm at the cost and expense of Mortgagor); (ii) no Event of Default is in existence on the date of such Taking and no event shall have occurred as of such date which, with the passage of time, the giving of notice or both, would constitute an Event of Default; and (iii) the Viability Requirements are met; then, such Proceeds, after deducting therefrom the Collection Expenses, shall be applied to the cost of Restoration pursuant to Section 3.10 hereof.

(f) If State Farm applies the Proceeds to the installments of the Indebtedness in the inverse order of maturity, and provided no Event of Default is in existence and no event shall have occurred as of such date which, with the passage of time, the giving of notice or both, would constitute an Event of Default, no premium or fee shall be payable in connection with any prepayment of the Indebtedness from the Proceeds.  In addition, if the Proceeds are applied to the Indebtedness because State Farm has determined that the Viability Requirements have not been satisfied, and provided no Event of Default is in existence and no event shall have occurred as of the date of prepayment of the remaining Indebtedness in full which, with the passage of time, the giving of notice or both, would constitute an Event of Default, Mortgagor may, at its option, pay the remaining Indebtedness in full (but not in part) without a premium or fee at any time within one hundred eighty (180) days after the date of such application.

(g) Notwithstanding anything contained herein to the contrary, in the event that the Taking is, in State Farm’s determination, of such a nature that the Real Estate and the Improvements will not require Restoration, all Proceeds, after deducting therefrom the Collection Expenses, shall be applied in State Farm’s sole discretion to installments of Indebtedness in the inverse order of their maturity, and provided no Event of Default is in existence and no event shall have occurred as of such date which, with the passage of time, the giving of notice or both, would constitute an Event of Default, no premium or fee shall be payable in connection with any prepayment of the Indebtedness from the Proceeds.

3.10 Restoration Using Proceeds.

(a) In the event State Farm elects (or is required hereby) to make any Proceeds available for Restoration, Mortgagor shall complete, in form and with supporting documentation reasonably required by State Farm, an estimate of the cost to repair or to restore the Real Estate and Improvements to the condition at least equal to the condition in which they existed prior to such damage, destruction or Taking, free from any security interest in, lien or encumbrance on, or reservation of title to, such Real Estate and Improvements.

(b) The Proceeds and, if applicable, other amounts payable by Mortgagor to State Farm necessary to complete Restoration shall be held by State Farm or if State Farm so desires, a disbursing agent selected by State Farm.  Said Proceeds may be invested using Mortgagor’s taxpayer identification number in an interest bearing account mutually acceptable to Mortgagor and State Farm.  The costs and expenses of administering disbursements shall be paid by Mortgagor.  In the event the amount of the Proceeds are insufficient to cover the cost of Restoration, Mortgagor shall pay to State Farm upon demand the cost of Restoration in excess of the Proceeds, such excess to be held by State Farm with the Proceeds.

(c) Subject to State Farm’s right to limit the number of disbursements, the Proceeds shall be disbursed from time to time upon State Farm’s receipt of architect’s certificates, waivers or subordinations of lien, contractor’s sworn statements and such other evidence as State Farm or any disbursing agent may reasonably require to verify the cost and fact of the completion of the work included in said disbursement.  Under no circumstances shall any portion of the Proceeds be released until State Farm has been reasonably assured that the Proceeds remaining after the requested disbursement will be sufficient to complete Restoration.  No payment of Proceeds made prior to the final completion of Restoration shall exceed ninety percent (90%) of the value of the work performed from time to time.  Any Proceeds remaining after Restoration shall be applied against the installments of Indebtedness in the inverse order of their maturity without any prepayment premium or fee (provided an Event of Default shall not then exist).

3.11 Restrictions on Transfer.

(a) Without the prior written consent of State Farm:

(i) Mortgagor shall not create, effect, contract for, commit or consent to, nor shall Mortgagor suffer or permit, any sale, conveyance, transfer, assignment, collateral assignment, lien, pledge, mortgage, security interest or other hypothecation, encumbrance or alienation (or any agreement to do any of the foregoing) (the foregoing, excluding Leases entered into in accordance with the terms of the Loan Documents, being herein collectively, called a “Transfer”) of the Secured Property, or any interest therein or title thereto (excepting, however, the sale or other disposition of Collateral (as defined in Section 6.1) no longer useful in connection with the operation of the Secured Property (“Obsolete Collateral”); provided, however, that prior to the sale or other disposition of Obsolete Collateral, such Obsolete Collateral shall have been replaced by Collateral of at least equal value and utility which is subject to the first and prior lien of this Mortgage, and further provided that nothing herein shall affect Mortgagor’s rights with respect to Contested Liens;

(ii) Mortgagor shall not fail to pay when the same shall become due all lawful claims and demands of mechanics, materialmen, laborers and others which, if unpaid, might result in or permit the creation of a lien on the Real Estate or Improvements or on the Rents arising therefrom except as permitted under Section 3.5 hereof;

(iii) if Mortgagor is a land trustee (“Trustee Mortgagor”), any beneficiary of Mortgagor shall not Transfer such beneficiary’s beneficial interest in Mortgagor, it being specifically agreed that such beneficiary may not obtain mezzanine financing secured by beneficiary’s beneficial interest or otherwise;

(iv) if Mortgagor or any beneficiary of a Trustee Mortgagor is a corporation or limited liability company, any shareholder of such corporation or member of such limited liability company shall not Transfer any such shareholder’s shares of such corporation or member’s membership interest in such limited liability company (provided, however, that if such corporation is a corporation whose stock is publicly traded on a national securities exchange or on the “Over The Counter” market, this subsection (iv) shall be inapplicable), it being specifically agreed that any such shareholder or member may not obtain mezzanine financing secured by such shareholder’s shares or member’s membership interest or otherwise;

(v) if Mortgagor or any beneficiary of a Trustee Mortgagor is a partnership or joint venture, any general partner of such partnership or joint venturer of such joint venture shall not Transfer any such general partner’s interest in such partnership or joint venturer’s interest in such joint venture, it being specifically agreed that any such general partner or joint venturer may not obtain mezzanine financing secured by such partner’s partnership interest or joint venturer’s joint venture interest or otherwise; or

(vi) there shall not be any change in control (by way of Transfers of stock ownership, membership interests, partnership interests or otherwise) in any corporation, limited liability company or partnership constituting or included within Mortgagor which directly or indirectly controls any corporation, limited liability company or partnership constituting or included within Mortgagor that results in a change in the identity of the Person(s) in control of such entity.

(b) The foregoing provisions of this Section 3.11 shall not apply (i) to liens securing the Indebtedness; or (ii) to the lien of current Taxes not yet delinquent.  The provisions of this Section 3.11 shall be operative with respect to, and shall be binding upon, any Person who, in accordance with the terms hereof or otherwise, shall acquire any part of or interest in or encumbrance upon the Secured Property, or such beneficial interest (whether stock, membership interest, partnership or joint venture interest or other beneficial interest) in Mortgagor or any beneficiary of a Trustee Mortgagor.  Any waiver by State Farm of the provisions of this Section 3.11 must be in writing and shall not be deemed to be a waiver of the right of State Farm in the future to insist upon strict compliance with the provisions of this Section 3.11.

(c) Upon the Transfer, without the prior written consent of State Farm, of (i) all or any part of the Secured Property; or (ii) any beneficial interest in Mortgagor if such Transfer is prohibited by Section 3.11 above, State Farm may, at its option, declare all of the sums secured by this Mortgage to be immediately due and payable.

(d) Notwithstanding anything contained herein to the contrary, prior written consent shall not be required for any Transfer of an interest in Mortgagor by any partner, member shareholder or beneficiary, as applicable, of Mortgagor where such Transfer: (i) results from death; (ii) is a Transfer made among the present partners, members, shareholders or beneficiaries, as applicable; or (iii) is made to immediate family members (spouses and children) or family trusts solely for the benefit of such family members for estate planning purposes.  Any such Transfer shall be subject to the following conditions:

(i) Except for death, thirty (30) days prior written notice of such proposed Transfer shall be delivered to State Farm, together with (A) a description of the proposed sale or Transfer, including a description of the nature and amount(s) of beneficial ownership interests proposed to be sold or transferred and a description of who owns the remainder not being transferred; (B) documentation related to the proposed transferee as required by State Farm in its sole and absolute discretion including, without limitation, organizational documents, certificates of existence and final ownership allocations; (C) copies of the Transfer documents pursuant to which the proposed Transfer is to be effected; and (D) any additional information reasonably requested by State Farm regarding the proposed Transfer and/or transferee;

(ii) Any such proposed sale or Transfer shall not be permitted to any Person who or which on the date of the proposed Transfer is in a bankruptcy, insolvency, reorganization or any other similar court or administrative proceeding;

(iii) No Event of Default shall be in existence under any of the Loan Documents on the date of such proposed sale or Transfer and no event shall have occurred or be in existence as of such date which, with the passage of time, the giving of notice or both, would constitute an Event of Default under any of the Loan Documents;

(iv) Any such sale or Transfer, if and when consummated, shall not release any Person from any liability or obligation to which it is otherwise liable or obligated, if any, under the terms of the Loan Documents;

(v) Mortgagor shall pay all of State Farm’s expenses relating to the review and/or preparation of any documentation related to the proposed Transfer, including, without limitation, the fees and expenses of State Farm’s outside counsel; and

(vi) After any such Transfer, Griffin Industrial Realty, Inc. must continue to maintain at least a one hundred percent (100%) direct or indirect ownership and controlling interest in Mortgagor.
(e) As used in Section 3.11(d) above and if Mortgagor is comprised of more than one entity, a “Transfer of an interest in Mortgagor” shall also include a Transfer of undivided interests in the Secured Property to other entities comprising Mortgagor, subject to the same qualifications and limitations, and satisfaction of the same requirements, set forth in Section 3.11(d) with respect to Transfers of beneficial interests in entities.

3.12 State Farm’s Dealings with Transferee.

In the event State Farm gives its written consent to a sale or Transfer of all or any part of the Secured Property, whether by operation of law, voluntarily or otherwise, State Farm shall be authorized and empowered to deal with the Person to whom the Secured Property or any part thereof shall have been transferred with regard to the Secured Property, the Indebtedness and any of the terms or conditions of this Mortgage as fully and to the same extent as it might with the original Mortgagor, without in any way releasing or discharging the original Mortgagor from any of its covenants under this Mortgage and without waiving State Farm’s right of acceleration of the maturity of the Indebtedness as provided in this Mortgage or the Note.

3.13 Change in Tax Laws.

In the event of any change in, or change in the interpretation of, any applicable law regarding (a) the taxation of mortgages, deeds of trust or other security instruments or the debts secured thereby; or (b) the manner in which such taxes are collected, which change adversely affects State Farm, this Mortgage or any other Loan Document or the Indebtedness, Mortgagor shall promptly pay any such tax and otherwise compensate State Farm to the extent of such detriment; provided, however, that if Mortgagor fails to make such payment or if any such law prohibits Mortgagor from making such payment or would penalize State Farm in the event of such payment, State Farm may elect, by notice in writing given to Mortgagor, to declare all of the Indebtedness secured hereby to be and become due and payable, without any prepayment premium or fee, within sixty (60) days from the giving of such notice.

3.14 Inspection of Secured Property.

Subject to the rights of tenants under the Leases pursuant to the Leases, Mortgagor hereby grants to State Farm, its agents, employees, consultants and contractors the right to enter upon the Secured Property upon reasonable prior notice (except in the case of emergencies) for the purpose of making any and all inspections, reports, tests, inquiries and reviews as State Farm (in its sole and absolute discretion) deems necessary to assess the then current condition of the Secured Property or for the purpose of performing any other acts which State Farm is authorized to perform under this Mortgage or under the Environmental Indemnification Agreement executed by Mortgagor and Guarantor (if applicable) in connection with the Loan (the “Environmental Indemnification Agreement”).  Mortgagor will cooperate with State Farm to facilitate each such entry and the accomplishment of such purposes.

3.15 Operating and Financial Statements.

Within forty-five  (45) days after the end of each six-month period in each fiscal year of

Mortgagor during the term of the Loan (whether such fiscal year is a calendar year or otherwise), Mortgagor shall deliver, or cause to be delivered, to State Farm: (a) semi-annual operating statements showing all elements of income and expense of the Secured Property dated as of the last day of such period; and (b) a current rent roll, showing all items set forth in the rent roll delivered to State Farm in connection with the closing of the Loan, as well as gross sales of each tenant, if any, paying percentage rental. Within one hundred twenty (120) days after the end of each fiscal year of Mortgagor and any Guarantor, Mortgagor shall deliver or cause to be delivered annual financial statements (consisting only of a balance sheet and an income and expense statement) for Mortgagor, any Guarantor and any tenant under a Lease approved by State Farm that provides that such tenant may self-insure on any insurance otherwise required to be obtained by Mortgagor under this Mortgage. Mortgagor shall promptly deliver to State Farm (y) any financial statements received by Mortgagor from any tenant under a Major Lease after receipt thereof, and (z)  such other information (financial or otherwise) concerning the Secured Property, Mortgagor, Guarantor or its or their constituent entities that State Farm may reasonably request after such request therefor.  All such statements and information shall be prepared in accordance with generally accepted accounting principles consistently applied, shall otherwise be satisfactory to State Farm and shall be certified by an authorized Person, member, partner or officer of Mortgagor or Guarantor, as applicable, approved by State Farm.  State Farm and its representatives shall have the right, at all reasonable times and upon reasonable notice, to examine and make copies of Mortgagor’s plans, books, records, income tax returns and all supporting data concerning Mortgagor or the Secured Property. Mortgagor will assist State Farm and its representatives in conducting any such examination.

3.16 Declaration of Subordination.

At the option of State Farm, this Mortgage shall become subject and subordinate, in whole or in part (but not with respect to priority of entitlement to insurance proceeds or any Award) to any and all Leases of all or any part of the Secured Property upon the execution by State Farm and recording thereof, at any time hereafter and in the appropriate official records of the county wherein the Real Estate is situated, of a unilateral declaration to that effect.

3.17 Usury.

State Farm intends that Mortgagor shall not be required to pay, and State Farm shall not be entitled to receive or collect, interest in excess of the maximum legal rate permitted under applicable usury laws.  In the event State Farm or any court determines that any charge, fee or interest paid or agreed to be paid in connection with the Loan may, under applicable usury laws, cause the interest rate on the Loan to exceed the maximum rate permitted by law, such charges, fees or interest shall be reduced to the maximum rate permitted by law and any amounts actually paid in excess of such maximum rate permitted by law shall, at State Farm’s option, be applied by State Farm to reduce the outstanding principal balance of the Loan or repaid by State Farm directly to Mortgagor.

3.18 Lease Obligations.

(a) As further security for the payment of the Indebtedness, Mortgagor has, pursuant to this Mortgage and by separate Assignment of Rents and Leases of even date herewith,

sold, transferred and assigned to State Farm, its successors and assigns, all of Mortgagor’s right, title and interest, as landlord, in, to and under the Leases.

(b) The following definitions shall be applicable to all Leases of the Secured Property now or hereafter existing:

(i) “Major Leases”:  Leases that demise 60,000 square feet or more and have a lease term of at least five (5) years (with no termination options during such term), together with all extensions, renewals, amendments, modifications, replacements and substitutions therefor; provided, however, a replacement or substitution for a Major Lease shall in turn be deemed a “Major Lease” only if such replacement or substitution demises 60,000 square feet or more and has a lease term of at least five (5) years.  As of the date hereof, the following Leases constitute Major Leases:

Name of Tenant	Original Date of Lease	Total Square Footage

Olympus Corporation of the Americas	December 16, 2008	119,000 square feet

(ii)  “Minor Leases”:  Leases that are not Major Leases; provided, however, if any Minor Lease, after modification, meets the definition of a Major Lease, such Minor Lease shall thereupon become a Major Lease.

(c) State Farm shall have the right to impose a reasonable Servicing Fee (as defined in Section 7.15 hereof) in connection with the review of any documentation submitted for State Farm’s approval hereunder.  Mortgagor shall also be responsible for the payment of all fees and expenses reasonably charged by State Farm’s outside counsel in the event State Farm, in its sole discretion, shall determine that the assistance of outside counsel is necessary or appropriate.

(d) Mortgagor covenants and agrees to keep, observe and perform and to require all tenants of the Secured Property to keep, observe and perform all the covenants, agreements and provisions of any present or future Leases of the Secured Property on their respective parts to be kept, observed and performed.  If Mortgagor shall neglect or refuse to so perform or fail to require such tenants to so perform, State Farm may, at its option, itself perform and comply or require performance or compliance by such tenants with any such Lease covenants, agreements and provisions.  Any sums expended by State Farm in performance of or compliance with such Leases or in enforcing performance of or compliance with such Leases by the tenants, including costs and expenses and reasonable attorneys’ fees, shall be paid to State Farm by Mortgagor upon demand with interest thereon at the Default Rate from the date of such payments and, in the absence of such payment, all such sums shall be deemed to be and become part of the Indebtedness secured by this Mortgage.

(e) Mortgagor expressly covenants and agrees that if Mortgagor, as landlord under the Major Leases:

(i) fails to perform and fulfill any material term, covenant, condition or provision in any Major Lease on its part to be performed or fulfilled, at the times and in the manner provided in such Major Lease;

(ii) does or permits to be done anything to impair the value of any Major Lease as security for the Indebtedness, including, without limitation, voluntary surrender or termination;

(iii) fails to enforce all of the material terms, covenants and conditions required to be performed by a tenant under any Major Lease;

(iv) fails to pursue its remedies under any Major Lease (short of voluntary surrender or termination) following a material breach or default by the tenant thereunder; or

(v) without State Farm’s prior written consent, permits or approves an assignment by any tenant under any Major Lease or a subletting of all or any part of the Secured Property demised in any Major Lease (other than in accordance with the terms of the applicable Major Lease previously approved by State Farm);

then, upon the occurrence of any such actions or inactions referenced in (i) through (v) above, at the option of State Farm, and with written notice to Mortgagor, an Event of Default shall be deemed to have occurred hereunder and at the option of State Farm, all unpaid Indebtedness secured by this Mortgage shall, notwithstanding anything in the Note, this Mortgage or the other Loan Documents to the contrary, become due and payable as in the case of other Events of Default.

3.19 Environmental Compliance.

Mortgagor hereby agrees to comply and cause all tenants of the Secured Property to comply with any and all federal, state or local laws, rules and regulations relating to environmental protection including, but not limited to, the Comprehensive Environmental Response, Compensation, and Liability Act of 1980 (“CERCLA”), as amended by the Superfund Amendments and Reauthorization Act of 1986 and such other legislation, rules and regulations as are in or may hereafter come into effect and apply to Mortgagor, State Farm, the Loan or the Secured Property or any occupants thereof, whether as lessees, tenants, licensees or otherwise.  Mortgagor shall defend, indemnify and save and hold State Farm harmless from and against any and all claims, costs or expenses relating to such environmental protection provisions notwithstanding any exculpatory or limitation of liability provisions contained in this Mortgage and the other Loan Documents.

3.20 Further Assurances.

(a) Mortgagor shall do all acts necessary to keep valid and effective the liens and security interests created by this Mortgage and the security intended to be afforded by the Loan Documents and to carry into effect their objectives.

(b) Without limiting the generality of the foregoing, Mortgagor shall, upon request from State Farm, promptly and, insofar as not contrary to applicable law, at Mortgagor’s expense, execute, record, rerecord, file and refile in such offices, at such times and as often as may be necessary, this Mortgage, additional mortgages, security agreements and every other instrument in addition to or supplemental hereto, including applicable financing statements, continuation statements, affidavits or certificates as may be necessary to create, perfect, maintain, continue, extend and/or preserve the liens, encumbrances and security interests intended to be granted and created in and by the Loan Documents and the rights and remedies of State Farm and Mortgagor thereunder.  Upon request of State Farm, Mortgagor shall promptly supply evidence of fulfillment of the foregoing acts and further assurances.

3.21 Change of Name, Identity or Structure.

Except as may be expressly set forth in this Mortgage, without giving State Farm at least thirty (30) days prior written notice, Mortgagor shall not change: (a) its jurisdiction of organization; (b) the location of its place of business (or chief executive office if more than one place of business); or (c) its name or identity (including its trade name or names).  In addition, if Mortgagor is an entity, Mortgagor shall not change its structure or legal status without first obtaining the prior written consent of State Farm.

3.22 Substitute Guarantor.

Within one hundred eighty (180) days after the death of any individual Guarantor, or within ninety (90) days after the dissolution or cessation of business of an entity Guarantor (such entity Guarantor being herein called a “dissolved Guarantor”), Mortgagor shall propose in writing to State Farm the name of a Person to act as a successor guarantor (the “Successor Guarantor”) and to assume all of the obligations and liabilities of the deceased or dissolved Guarantor under the Loan Documents, including, without limitation, the obligations and liabilities in Section 7.13 below that are personal obligations and liabilities of Guarantor and Mortgagor.  The proposed Successor Guarantor’s identity, composition, financial condition and creditworthiness, experience, character and business reputation shall be reasonably acceptable to State Farm.  If the proposed Successor Guarantor is acceptable to State Farm, the Successor Guarantor shall promptly, and in no event more than two hundred seventy (270) days following the death of an individual Guarantor or one hundred eighty (180) days following the dissolution or cessation of business of an entity Guarantor, as applicable, execute all documents and instruments reasonably requested by State Farm to assume all of the obligations and liabilities of the deceased or dissolved Guarantor under the Loan Documents (the “Guaranty Documents”).  Mortgagor shall pay all costs and expenses incurred by State Farm relating to the approval of the proposed Successor Guarantor and the preparation and review of the Guaranty Documents, including, without limitation, the fees and expenses of State Farm’s outside counsel.  The provisions of this Section 3.22 shall also apply in the event of the death of any individual Successor Guarantor or the dissolution or cessation of business of any entity Successor Guarantor.

3.23 Management of Secured Property.

The Secured Property shall be managed in a first-class manner by either:  (a) Mortgagor or an entity affiliated with Mortgagor and approved by State Farm; or (b) a professional property management company approved by State Farm.  The management of the Secured Property by a Mortgagor-affiliated entity or a professional property management company (in either case, a “Manager”) shall be pursuant to a written agreement approved by State Farm (the “Management Agreement”).  In no event shall any Manager be removed or replaced or the terms of any Management Agreement modified or amended without the prior written consent of State Farm, which consent shall not be unreasonably withheld, conditioned or delayed.  Following an Event of Default, State Farm shall have the right to terminate the Management Agreement or to direct Mortgagor to retain a new Manager approved by State Farm. Approvals required by State Farm under this Section 3.23 shall not be unreasonably withheld, conditioned or delayed.

ARTICLE 4 EVENTS OF DEFAULT

4.1 Defaults.

It shall constitute an event of default (“Event of Default”) of and under this Mortgage and, at the option of State Farm, under the other Loan Documents, if any of the following events shall occur:

(a) Mortgagor shall fail to pay on the dates or within the times required any of the Indebtedness, including the payment of principal and/or interest under the Note;

(b) Mortgagor shall fail to timely observe, perform or discharge any of the non-monetary Obligations, other than a non monetary obligation described in any other clause in this Article Four, and any such failure shall remain uncured for thirty (30) days or such lesser period as may be otherwise specified in the applicable Loan Document (the “Grace Period”) after notice to Mortgagor of the occurrence of such failure; provided, however, that State Farm shall extend any applicable Grace Period up to ninety (90) days if State Farm determines in good faith that: (i) such default cannot reasonably be cured within such Grace Period but can be cured within ninety (90) days; (ii) no lien or security interest created by the Loan Documents shall be impaired prior to the anticipated completion of such cure; and (iii) State Farm’s immediate exercise of any remedies provided in this Mortgage or by law is not necessary for the protection or preservation of the Secured Property or State Farm’s security interest therein or lien thereon, and Mortgagor shall immediately commence and diligently pursue the cure of such default;

(c) Mortgagor, as landlord or sublandlord, as the case may be, shall assign or otherwise encumber the Rents or any interest therein without first obtaining the written consent of State Farm;

(d) Mortgagor shall, after the expiration of all applicable grace or cure periods, default or be in default under any agreement, other than the Loan Documents, which (i) is secured by a lien on the Secured Property that is junior and subordinate to this Mortgage (regardless of whether such lien was obtained with the prior written consent of State Farm); (ii) is secured by a lien on the respective interests of the constituent entities in Mortgagor (regardless of whether such lien was obtained with the prior written consent of State Farm); or (iii) would, as a result of such default, subject the Secured Property to any mechanics’, materialmen’s or other lien or claim of lien, other than a lien that constitutes a Contested Lien pursuant to Section 3.5 above;

(e) Should any representation or warranty made by Mortgagor in, under or pursuant to any of the Loan Documents be false or misleading in any material respect as of the date on which such representation or warranty was made or deemed remade;

(f) Should any of the Loan Documents cease to be in full force and effect or be declared null and void, or cease to constitute valid and subsisting liens and/or valid and perfected security interests in, to or upon the Secured Property;

(g) Should any violation of Section 3.11 hereof occur or should any other event occur which, under the terms of the Loan Documents, would permit State Farm to accelerate the maturity of the Indebtedness;

(h) Should Mortgagor fail at any time to satisfy the requirements of Section 3.7 and such failure shall continue for fifteen (15) days after written notice thereof;

(i) Should any Liable Party (as defined in Section 7.13 hereof) (A) generally not pay its debts as they become due; (B) admit in writing its inability to pay its debts; or (C) make a general assignment for the benefit of creditors;

(j) Should any Liable Party commence any case, proceeding or other action seeking reorganization, arrangement, adjustment, liquidation, dissolution or composition of it and its debts under any law relating to bankruptcy, insolvency, reorganization or relief of debtors, or seeking to have an order for relief entered against it as debtor, or seeking appointment of a receiver for it or for all or any substantial part of its property (collectively, a “Proceeding”);

(k) Should any Liable Party take an action to authorize any of the actions set forth above in subsections (i) or (j) of this Section 4.1;

(l) Should any Proceeding be commenced against any Liable Party, and such Proceeding result in the entry of an order for relief against it which is not fully stayed within thirty (30) business days after the entry thereof or remain undismissed for a period of ninety  (90) days;

(m) Should (i) a final judgment, other than a final judgment in connection with any condemnation, including any judgment or other final determination of any contest permitted by Section 3.5 of this Mortgage, be entered against Mortgagor that (A) adversely affects the value, use or operation of the Secured Property; or (B) adversely affects, or reasonably may tend to adversely affect, the validity, enforceability or priority of the liens or security interests created in and by this Mortgage, or the other Loan Documents, or both; or (ii) execution or other final process issue on any judgment with respect to the Secured Property, and Mortgagor shall fail to discharge the same, or provide for its discharge in accordance with its terms, or procure a stay of execution thereon in any event within thirty (30) days from entry, or should Mortgagor not within such period, or such longer period during which execution on such judgment shall have been stayed, appeal therefrom or from the order, decree or process upon or pursuant to which such judgment shall have been entered and cause its execution to be stayed during such appeal, or if on appeal, such order, decree or process shall be affirmed and Mortgagor shall not discharge such judgment or provide for its discharge in accordance with its terms within thirty (30) days after the entry of such order or decree of affirmation, or if any stay of execution on appeal is released or otherwise discharged;

(n) Should a Successor Guarantor fail to execute and deliver to State Farm all Guaranty Documents reasonably requested by State Farm necessary to assume all of the obligations and liabilities of the deceased or dissolved Guarantor under the Loan Documents within two hundred seventy (270) days following the death of an individual Guarantor or one hundred eighty (180) days following the dissolution or cessation of business of an entity Guarantor, as applicable; or

(o) An Event of Default shall occur under the Ambassador Mortgage.

ARTICLE 5 REMEDIES

5.1 Remedies.

(a) Upon the occurrence of an Event of Default, State Farm, at its option, may at any time thereafter declare the entire Indebtedness to be immediately due and payable and the same shall thereupon become immediately due and payable, without any further presentment, demand, protest or notice of any kind being required and State Farm, at its option and in its sole discretion, shall also be entitled to do any of the following:

(i) (A) to the extent permitted by applicable law, in person, by agent or by a receiver, without regard to the adequacy of security, the solvency of Mortgagor or the condition of the Secured Property, without obligation to do so and without notice to or demand upon Mortgagor, enter upon and take possession of the Secured Property or any part thereof in its own name or in the name of a trustee and do any acts which State Farm deems necessary to preserve the value or marketability of the Secured Property; (B) sue for or otherwise collect the Rents and apply the same, less costs and expenses of operation and collection, including reasonable attorneys’ fees, against the Indebtedness, all in such order as State Farm may determine; (C) appear in and defend any action or proceeding purporting to affect, in any manner whatsoever, the Indebtedness, the security hereof or the rights or powers of State Farm; (D) pay, purchase or compromise any encumbrance, charge or lien that in the judgment of State Farm is prior or superior hereto; and (E) in exercising any such powers, pay necessary expenses, employ counsel and pay reasonable attorneys’ fees;

(ii) to the extent permitted by applicable law, as a matter of strict right and without notice to Mortgagor or anyone claiming under Mortgagor, and without regard to: (A) the solvency of Mortgagor; (B) whether there has been or may be any impairment of or diminution in the value of the Secured Property; or (C) whether the amount of the Indebtedness exceeds the then value of the Secured Property, apply ex parte to any court having jurisdiction to appoint a receiver to enter upon and take possession of the Secured Property and Mortgagor hereby waives notice of any application therefor, provided, if required by law, a hearing to confirm such appointment with notice to Mortgagor is set within the time required by law (any such receiver shall have all the powers and duties of receivers in similar cases and all the powers and duties of State Farm in case of entry as provided herein, and shall continue as such and exercise all such powers until the date of confirmation of sale, unless such receivership is sooner terminated);

(iii) commence an action to foreclose this Mortgage in the manner provided in this Mortgage or by law; and

(iv) with respect to any Collateral, proceed as to both the real and personal property in accordance with State Farm’s rights and remedies in respect of the Real Estate and Improvements, or proceed to sell said Collateral separately and without regard to the Real Estate and Improvements in accordance with State Farm’s rights and remedies with respect to the Collateral.

(b) In (i) any action to foreclose the lien of this Mortgage or enforce any other remedy of State Farm under any of the Loan Documents; or (ii) any other proceeding whatsoever in connection with any of the Loan Documents or the Secured Property in which State Farm is named as a party, there shall be allowed and included, as additional indebtedness in the judgment or decree for sale resulting therefrom, all expenses paid or incurred in connection with such proceeding by or on behalf of State Farm including, without limitation, attorneys’ and paralegals’ fees, appraisers’ fees, outlays for documentary and expert evidence, stenographers’ charges, publication costs, land and environmental survey costs, and costs (which may be estimated as to items to be expended after entry of such judgment or decree) of procuring all abstracts of title, title certificates, title searches and examinations, title insurance policies, Torrens certificates and any similar data and assurances with respect to the title to the Secured Property as State Farm may deem reasonably necessary either to prosecute or defend in such proceeding or to evidence to bidders at any sale pursuant to such decree the true condition of the title to or value of the Secured Property.  All expenses and fees of the foregoing nature and such expenses and fees as may be incurred in the protection of the Secured Property and the maintenance of the lien of this Mortgage thereon in any litigation affecting the Loan Documents or the Secured Property, including probate and bankruptcy proceedings, or in preparation for the commencement or defense of any proceeding or threatened suit or proceeding in connection therewith, shall upon demand of State Farm be immediately due and payable by Mortgagor with interest thereon at the Default Rate from the date of prepayment of such expenses and fees and shall become a part of the Indebtedness secured by this Mortgage.

(c) Unless otherwise provided herein, if Mortgagor shall at any time fail to perform or comply with any of the terms, covenants and conditions required on Mortgagor’s part to be performed and complied with under any of the Loan Documents or any other agreement that, under the terms of this Mortgage, Mortgagor is required to perform, State Farm may, at its option and in its sole discretion:

(i) make any payments hereunder or thereunder payable by Mortgagor; and/or

(ii) after the expiration of any applicable grace period and subject to Mortgagor’s right to contest certain Obligations specifically granted in this Mortgage, perform any such other acts thereunder on part of Mortgagor to be performed and enter upon the Secured Property for such purpose.

(d) To the extent permitted by applicable law, in any foreclosure sale of the Secured Property, the Secured Property, including the Real Estate and Improvements, may be sold in one parcel (i.e. as a single entity) or in two or more parcels and, otherwise, in such manner or order as State Farm, in its sole discretion, may elect or as the court having jurisdiction over such foreclosure sale may otherwise order or direct.

(e) The proceeds of any foreclosure sale of the Secured Property shall be distributed and applied in accordance with the applicable law of the Commonwealth of Pennsylvania or as otherwise directed by order of the court in which this Mortgage is foreclosed.

(f) All remedies of State Farm provided for herein are cumulative and shall be in addition to any and all other rights and remedies provided in the other Loan Documents or by law, including any right of offset.  The exercise of any right or remedy by State Farm hereunder shall not in any way constitute a cure or waiver of any default or Event of Default hereunder or under the Loan Documents, invalidate any act done pursuant to any notice of default or prejudice State Farm in the exercise of any of its rights hereunder or under the Loan Documents.

(g) To the extent permitted by law, Mortgagor hereby waives its right of redemption in the event of foreclosure.

(h) Notwithstanding anything herein to the contrary, in the event of (i) a Transfer of all or any portion of the Secured Property by Mortgagor or a Transfer of fifty percent (50%) or more of the interests in the entity (or entities) comprising Mortgagor, each without the prior written consent of State Farm or in violation of Section 3.11 hereof; and/or (ii) the occurrence of any of the bankruptcy-related Events of Default under Sections 4.1(i)(C), 4.1(j), 4.1(k) (solely with respect to authorizing the action set forth in Section 4.1(i)(C)) or 4.1(l) of this Mortgage, in addition to the remedies specified in this Article Five, Mortgagor and Guarantor shall immediately and automatically be and become personally liable for the payment of the Indebtedness.

ARTICLE 6 SECURITY AGREEMENT AND FIXTURE FILING

6.1 Security Agreement.

Mortgagor hereby assigns and grants to State Farm a first priority present security interest in and to the Rents, Contract Rights, Intangible Personal Property, Tangible Personal Property, Proceeds, Right to Encumber and Other Rights and Interests described in Article Two and in and to any other part or component of the Secured Property which may not be deemed real property or which may not constitute a “fixture” (within the meaning of the Code as defined in this Section 6.1), and all replacements, substitutions and additions of, for and to the same and the proceeds thereof (collectively, the “Collateral”) in order to secure payment of the Indebtedness and performance by Mortgagor of the other Obligations.  This Mortgage shall constitute a Security Agreement within the meaning of the Uniform Commercial Code (the “Code”) of the State in which the Real Estate is located.

6.2 Fixture Filing.

This Mortgage, upon recording or registration in the real estate records of the proper office, shall constitute a “fixture filing” within the meaning of the Code with respect to any and all fixtures included within the foregoing description and definition of the Secured Property and any Collateral that may now be or hereafter become “fixtures” within the meaning of the Code.

6.3 Remedies.

If any Event of Default occurs under this Mortgage, State Farm, in addition to its other rights and remedies provided under this Mortgage, shall have all the rights and remedies available to a secured party under the Code as well as all other rights and remedies available at law or in equity.  Mortgagor upon request by State Farm will assemble the Collateral and make it available to State Farm at a place State Farm designates to allow State Farm to take possession or dispose of the Collateral.  Mortgagor agrees that ten  (10) days prior written notice of the time and place of the sale of the Collateral, sent to Mortgagor in the manner provided for the mailing of notices herein, is reasonable notice to Mortgagor.  The sale of the Collateral may be conducted by an employee or agent of State Farm and any Person, including both Mortgagor and State Farm, shall be eligible to purchase any part or all of the Collateral at the sale.  The reasonable expenses of retaking, holding, preparing for sale, selling and the like incurred by State Farm shall include, without limitation, attorneys’ and paralegals’ fees and legal expenses incurred by State Farm, and shall be paid by Mortgagor.

6.4 Waivers.

Mortgagor waives any right to require State Farm to (a) proceed against any Person; (b) proceed against or exhaust any Collateral; or (c) pursue any other remedy in its power.  Mortgagor further waives any defense arising by reason of any power and any defense arising by reason of any disability or other defense of Mortgagor or any other Person, or by reason of the cessation from any cause whatsoever of the liability of Mortgagor or any other Person.  Until the Indebtedness shall have been paid in full, Mortgagor shall not have any right to subrogation and Mortgagor waives any right to enforce any remedy which Mortgagor now has or may hereafter have against State Farm or against any other Person and waives any benefit of and any right to participate in any Collateral or security whatsoever now or hereafter held by State Farm for or with respect to the Indebtedness and/or the Obligations.

6.5 Authorization.

Mortgagor hereby authorizes State Farm at any time and from time to time during the life of the Loan to file in any filing office in any Code jurisdiction any financing statements, amendments or addendums thereto and continuation statements (the “UCC Documents”) in order to perfect or continue the perfection of any security interest granted under this Mortgage or any of the other Loan Documents.  Mortgagor agrees to provide any information needed to complete such UCC Documents to State Farm promptly upon request.

Mortgagor shall pay to State Farm, within five (5) business days of written demand, any and all costs and expenses incurred by State Farm in connection with the preparation, processing and filing of any such UCC Documents, including reasonable attorneys’ fees and all disbursements.  Such costs and expenses shall bear interest at the Default Rate from the date paid by State Farm until the date repaid by Mortgagor and such costs and expenses, together with such interest, shall be part of the Indebtedness and shall be secured by this Mortgage.

6.6 Preservation of Mortgagor’s Existence.

Mortgagor shall do all things necessary to preserve and keep in full force and effect its existence, franchises, rights and privileges under the laws of the state of its formation and of the State.

6.7 Notice of Change of Location of Collateral.

Without giving at least thirty (30) days’ prior written notice to State Farm, Mortgagor shall not add to or change any location at which any of the Collateral is stored, held or located.

ARTICLE 7 MISCELLANEOUS

7.1 Notices, Consents, and Approvals.

Any notice, consent or approval that State Farm or Mortgagor may desire or be required to give to the other shall be in writing and shall be mailed or delivered to the intended recipient thereof at its address set forth below or at such other address as such intended recipient may from time to time by notice in writing designate to the sender pursuant hereto.  Any such notice, consent or approval shall be deemed effective if given (a) by nationally recognized overnight courier for next day delivery three  (3) business days after delivery to such courier; (b) by United States mail (registered or certified), three  (3) business days after such communication is deposited in the mails; or (c) in person, when written acknowledgment of receipt thereof is given.  Except as otherwise specifically required herein, notice of the exercise of any right or option granted to State Farm by this Mortgage is not required to be given.

(a)	If to State Farm:
State Farm Life Insurance Company
One State Farm Plaza
Bloomington, Illinois 61710
Attn: Corporate Law-Investments , A-3
Loan No. 14773

and

McCarter & English, LLP
Four Gateway Center
100 Mulberry Street
Newark, New Jersey 07102
Attn: Jeffrey A. Petit, Esq.

(b)	If to Mortgagor:
Riverbend Crossings III Holdings LLC
c/o Griffin Industrial Realty, Inc.
204 West Newberry Road
Bloomfield, CT 06002

and

Griffin Industrial Realty, Inc.
204 West Newberry Road
Bloomfield, CT 06002
Attn: Anthony J. Galici

and

Griffin Industrial Realty, Inc.
641 Lexington Avenue
26th Floor
New York, New York 10022
Attn: Michael S. Gamzon

and

Saul Ewing Arnstein & Lehr LLP
Centre Square West
1500 Market Street, 38th Floor
Philadelphia, PA 19102-2186
Attn: Martin J. Doyle, Esq.

Either party’s failure to give a copy of any notice to the intended recipient’s counsel shall not invalidate any notice given to the intended recipient hereunder.

7.2 Time of Essence.

It is specifically agreed that time is of the essence for all of the terms and provisions contained in this Mortgage.

7.3 Covenants of Mortgage Run with Title to the Real Estate.

The Obligations set forth in this Mortgage are intended as, shall be deemed and are hereby declared to be covenants running with the title to the land which constitutes the Real Estate and any and all portions(s) thereof, and such Obligations shall be binding upon and enforceable by the owner and holder of this Mortgage personally against Mortgagor and any successor in title to Mortgagor who or which shall acquire and/or hold title to the Real Estate while the same is subject to and encumbered by this Mortgage.  Every Person that shall have, claim, own, hold, accept or otherwise acquire title to the Real Estate, whether or not such title is reflected in the Public Records of the State and County in which the Real Estate is located, shall be conclusively presumed and deemed to have consented and agreed to personally perform each and every covenant and obligation of Mortgagor contained in this Mortgage, to the same extent as the original Mortgagor, whether or not any reference to this Mortgage is contained in the document or instrument pursuant to which such Person shall have acquired title to the Real Estate and whether or not such Person shall have expressly agreed in writing to assume or perform the Obligations of Mortgagor contained in this Mortgage.

7.4 Governing Law.

This Mortgage shall be governed by and construed in accordance with the laws of the State.  To the extent that this Mortgage may operate as a security agreement under the Code, State Farm shall have all rights and remedies conferred therein for the benefit of a Secured Party.

7.5 Severability.

If any provision of this Mortgage, or any paragraph, sentence, clause, phrase or word, or the application thereof, in any circumstance, is held invalid, the validity of the remainder of this Mortgage shall be construed as if such invalid part were never included herein.

7.6 Headings.

The headings of articles, sections, paragraphs and subparagraphs in this Mortgage are for convenience of reference only and shall not be construed in any way to limit or define the content, scope or intent of the provisions hereof.

7.7 Grammar.

As used in this Mortgage, the singular shall include the plural, and masculine, feminine and neuter pronouns shall be fully interchangeable, where the context so requires.

7.8 Deed in Trust.

If title to the Secured Property or any part thereof is now or hereafter becomes vested in a trustee, any prohibition or restriction contained herein against the creation of any lien on the Secured Property shall be construed as a similar prohibition or restriction against the creation of any lien on or security interest in the beneficial interest of such trust.

7.9 Successors and Assigns.

 This Mortgage and all provisions hereof shall be binding upon and enforceable against Mortgagor, its successors, assigns and all other Persons claiming under or through Mortgagor and the word “Mortgagor” when used herein shall include all such Persons and any others liable for the payment of the Indebtedness or any part thereof, whether or not they have executed the Note or this Mortgage.  The words “State Farm” when used herein shall include State Farm’s successors and assigns, including all other holders, from time to time, of the Note.

7.10 No Oral Change.

This Mortgage may only be modified, amended or changed by an instrument in writing signed by Mortgagor and State Farm and may only be released, discharged or satisfied of record by an instrument in writing signed by State Farm.  No waiver of any term, covenant, condition or provision of this Mortgage shall be effective unless given in writing by State Farm, and if so given by State Farm shall only be effective in the specific instance in which given.

7.11 Entire Agreement.

This Mortgage and the other Loan Documents supersede, in all respects, all prior written or oral agreements between Mortgagor and State Farm relating to the Loan, this Mortgage and the other Loan Documents (including, without limitation, the Loan Application submitted by Mortgagor to State Farm in connection with the Loan) and there are no agreements, understandings, warranties or representations between the parties except as set forth in this Mortgage and the other Loan Documents.

7.12 Construction.

Mortgagor acknowledges that Mortgagor and Mortgagor’s counsel have reviewed this Mortgage and the other Loan Documents and that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party will not be employed in the construction or interpretation of this Mortgage or the other Loan Documents or any amendments or schedules to any of the foregoing.

7.13 Limitation of Liability.

In consideration of the security provided by Mortgagor to State Farm for repayment of the Indebtedness, including, without limitation, the liens on and security interests in the Secured Property granted pursuant to this Mortgage and the assignment of the Rents and Leases made pursuant to the Assignment of Rents and Leases, upon the occurrence of an Event of Default under this Mortgage or under any of the other Loan Documents, State Farm agrees that it shall not, except as otherwise set forth in this Section, seek to enforce, nor shall State Farm be entitled to enforce, any deficiency or monetary judgment against Mortgagor, Guarantor, any shareholder or other affiliate or subsidiary of Guarantor or Mortgagor, any partner of Mortgagor, any member of Mortgagor, any shareholder of Mortgagor or any beneficiary of Mortgagor (individually, an “Exculpated Party”, and collectively, the “Exculpated Parties”), personally, and shall not levy or execute judgment upon any property of the Exculpated Parties, other than the Secured Property; it being expressly agreed, acknowledged and understood, however, that the foregoing limitation of the liability of an Exculpated Party shall not apply to the extent that such Exculpated Party is, pursuant to the further terms hereof, liable for any Losses (as defined in this Section 7.13); and nothing contained herein shall in any manner or way release, affect or impair:

(a) The existence of the Indebtedness and Obligations created in and evidenced by the Loan Documents;

(b) The enforceability of the liens, security interests and assignments created in and granted by the Loan Documents against the Secured Property;

(c) The enforceability of the Environmental Indemnification Agreement, Master Lease and any Guaranty given to State Farm;

(d) The right of State Farm to recover from Mortgagor and Guarantor all Indebtedness, including principal, interest and other amounts outstanding under the Loan Documents, following (i) a Transfer of all or any portion of the Secured Property or a Transfer of fifty percent (50%) or more of the interests in the entity (or entities) comprising Mortgagor, each without the prior written consent of State Farm or in violation of Section 3.11 of this Mortgage; and/or (ii) the occurrence of any of the bankruptcy-related Events of Default under Sections 4.1(i)(C), 4.1(j), 4.1(k) (solely with respect to authorizing the action set forth in Section 4.1(i)(C)) or 4.1(l) of this Mortgage; or

(e) The right of State Farm to recover from Mortgagor and any Guarantor (Mortgagor and Guarantor are sometimes hereafter individually called a “Liable Party” and collectively called the “Liable Parties”), who shall be jointly and severally liable for all Losses incurred by State Farm arising from the following:

(i) The failure to apply any Rents received by any of the Exculpated Parties or Liable Parties at any time after an Event of Default (all such Rents received during such period being herein called “Recoverable Rents”) to (A) the payment of any amount due under the Loan Documents, including, without limitation, the Indebtedness; (B) the payment of all operating expenses of the Secured Property; or (C) the performance of any Obligations required under the Loan Documents; provided, however, the Liable Parties shall not be liable to State Farm under this subsection (i) for any Recoverable Rents in excess of the Recoverable Rents applied to the payment of the amounts and the performance of the obligations set forth in (A), (B) and (C) above;

(ii) The misapplication or misappropriation of any tenant security deposits, advance or prepaid Rents, cancellation or termination fees or other similar sums paid to or held by Mortgagor, any affiliate of Mortgagor or any other Person (other than State Farm) in connection with the operation of the Secured Property in violation of the Loan Documents or any Leases affecting the Secured Property;

(iii) The willful or wanton act or omission on the part of any of the Exculpated Parties or Liable Parties resulting in damage to or destruction of all or any portion of the Secured Property, including, without limitation, waste or any act of arson or malicious destruction by any of the Exculpated Parties or Liable Parties;

(iv) The failure to maintain insurance as required by the Loan Documents or any Leases affecting the Secured Property or the failure to timely pay insurance premiums, real estate taxes, regular or special assessments or utility charges affecting the Secured Property;

(v) The failure of the Exculpated Parties or Liable Parties to deliver to State Farm any Proceeds received by any of them relating to the Secured Property, or to use such Proceeds for Restoration of the Secured Property in accordance with the terms of the Loan Documents;

(vi) Any fraud or willful misrepresentation of a material fact by any of the Exculpated Parties or Liable Parties in any document executed or presented to State Farm in connection with the Loan; or

(vii) The failure on the part of any of the Exculpated Parties or Liable Parties to comply with the provisions of the Environmental Indemnification Agreement.  Notwithstanding anything contained herein to the contrary, the indemnification obligations under this subsection (vii) shall not apply to any costs incurred by or imposed upon State Farm which arise solely as a consequence of a condition coming into existence on the Secured Property subsequent to the time of both State Farm taking title to the Secured Property by foreclosure or deed in lieu of foreclosure and State Farm taking physical possession of the Secured Property, unless such costs are incurred in connection with an event or events related to a condition existing at the Secured Property prior to or at the time of transfer of title and physical possession of the Secured Property to State Farm; provided, however, Mortgagor shall bear the burden of proof that such event or events: (A) occurred subsequent to the transfer of title and physical possession to State Farm; and (B) did not occur as a result of any action of any of the Exculpated Parties or Liable Parties.

As used herein, “Losses” means any and all claims, suits, liabilities (including, without limitation, strict liabilities), actions, proceedings, obligations, debts, damages, costs, fines, penalties, charges, fees, expenses (including, without limitation, reasonable legal fees and expenses and other costs of defense and internal administrative fees assessed by State Farm), judgments, awards or amounts paid in settlement of whatever kind or nature.

7.14 Waiver of Trial by Jury.

Mortgagor hereby waives, to the fullest extent permitted by applicable law, the right to trial by jury in any action, proceeding or counterclaim filed by any party, whether in contract, tort or otherwise, relating directly or indirectly to this Mortgage or any acts or omissions of Mortgagor in connection therewith or contemplated thereby.

7.15 Servicing Fees and Expenses.

Mortgagor acknowledges and agrees that State Farm shall impose certain reasonable administrative processing fees (the “Servicing Fees”) in connection with (a) the extension, renewal, modification, amendment and termination of the Loan Documents; (b) the release or substitution of collateral therefor; (c) the consideration of any consents, waivers and approvals with respect to the Secured Property or Mortgagor; (d) the review of any Lease or proposed Lease or the preparation or review of any tenant estoppel certificate or any subordination, nondisturbance and attornment agreement; or (e) any other services provided by State Farm or any of its agents to or on behalf of Mortgagor in connection with the Secured Property, the Loan Documents or the Indebtedness secured thereby (the occurrence of any of the foregoing shall hereafter be referred to as a “Servicing Action”).  Mortgagor hereby acknowledges and agrees to pay, immediately, upon demand, all such Servicing Fees (as the same may be increased or decreased from time to time), and any additional fees of a similar type or nature that may be imposed by State Farm from time to time in connection with a Servicing Action.  Mortgagor shall also be responsible for the payment of all fees and expenses of State Farm’s outside counsel in the event that State Farm, in its sole discretion, shall determine that the assistance of an outside attorney is necessary or appropriate to accomplish the Servicing Action.

7.16 Subrogation.

To the extent the proceeds of the Indebtedness are used to pay any outstanding lien, charge or encumbrance affecting the Secured Property (including, without limiting the generality of the foregoing, any prior lien), State Farm shall be subrogated to all rights, interests and liens owned or held by any owner or holder of such outstanding liens, charges and encumbrances, irrespective of whether such liens, charges or encumbrances are released of record; provided, however, the terms and provisions hereof shall govern the rights and remedies of State Farm and, to the extent permitted by law without impairing any of State Farm’s rights of subrogation, shall supersede the terms, provisions, rights and remedies under the lien or liens to which State Farm is subrogated hereunder.

7.17 Modifications and Extensions.

Mortgagor and State Farm may agree to (a) extend the time for payment of all or any part of the Indebtedness; (b) reduce, rearrange or otherwise modify the terms of payment thereof; (c) accept a renewal note or notes therefor; and (d) otherwise deal with the Secured Property or the Loan Documents, all without notice to or the consent of any junior lienholder or any other Person having an interest in the Secured Property and/or Collateral subordinate to the lien of this Mortgage and without the consent of Mortgagor if Mortgagor has then parted with title to the Secured Property and/or Collateral.  No such extension, reduction, modification, renewal or dealing shall affect the priority of this Mortgage or release any liability of Mortgagor or any other Person or impair the security hereof in any manner whatsoever.

7.18 Future Advances.

Pursuant to 42 Pa. C.S.A. §8144, this Mortgage secures the unpaid balance of advances made, with respect to the Secured Property, for the payment of taxes, assessments, maintenance charges, insurance premiums or costs incurred by State Farm for the protection of the Secured Property or the lien of this Mortgage, and expenses incurred by State Farm by reason of an Event of Default, and the priority of the lien of such advances shall relate back to the date of recording of this Mortgage.

7.19 Confession of Judgment.

FOR THE PURPOSE OF OBTAINING POSSESSION OF THE SECURED PROPERTY UPON THE OCCURRENCE OF AN EVENT OF DEFAULT HEREUNDER, MORTGAGOR HEREBY AUTHORIZES AND EMPOWERS ANY ATTORNEY OF ANY COURT OF RECORD IN THE COMMONWEALTH OF PENNSYLVANIA OR ELSEWHERE, AS ATTORNEY FOR MORTGAGOR AND ALL PERSONS CLAIMING UNDER OR THROUGH MORTGAGOR TO SIGN AN AGREEMENT FOR ENTERING IN ANY COMPETENT COURT AN ACTION IN EJECTMENT FOR POSSESSION OF THE SECURED PROPERTY AND TO APPEAR FOR AND CONFESS JUDGMENT AGAINST MORTGAGOR AND AGAINST ALL PERSONS CLAIMING UNDER OR THROUGH MORTGAGOR, IN FAVOR

OF STATE FARM, FOR RECOVERY BY STATE FARM OF POSSESSION THEREOF, FOR WHICH THIS MORTGAGE, OR A COPY THEREOF VERIFIED BY AFFIDAVIT, SHALL BE A SUFFICIENT WARRANT; AND THEREUPON A WRIT OF POSSESSION MAY IMMEDIATELY ISSUE FOR POSSESSION OF THE SECURED PROPERTY, WITHOUT ANY PRIOR WRIT OR PROCEEDING WHATSOEVER AND WITHOUT ANY STAY OF EXECUTION.  IF FOR ANY REASON AFTER SUCH ACTION HAS BEEN COMMENCED IT SHOULD BE DISCONTINUED, OR POSSESSION OF THE SECURED PROPERTY SHALL REMAIN IN OR BE RESTORED TO MORTGAGOR, STATE FARM SHALL HAVE THE RIGHT FOR THE SAME EVENT OF DEFAULT OR ANY SUBSEQUENT EVENT OF DEFAULT TO BRING ONE OR MORE FURTHER ACTIONS AS ABOVE PROVIDED TO RECOVER POSSESSION OF THE SECURED PROPERTY.  STATE FARM MAY BRING AN ACTION IN EJECTMENT AND CONFESS JUDGMENT THEREIN BEFORE OR AFTER THE INSTITUTION OF PROCEEDINGS TO FORECLOSE THIS MORTGAGE OR TO ENFORCE THE NOTE, OR AFTER ENTRY OF JUDGMENT THEREIN OR ON THE NOTE, OR AFTER A SHERIFF’S SALE OF THE SECURED PROPERTY IN WHICH STATE FARM IS THE SUCCESSFUL BIDDER; THE AUTHORIZATION TO PURSUE SUCH PROCEEDINGS FOR OBTAINING POSSESSION AND CONFESS JUDGMENT THEREIN IS AN ESSENTIAL PART OF THE REMEDIES FOR ENFORCEMENT OF THIS MORTGAGE AND THE NOTE, AND SHALL SURVIVE ANY EXECUTION SALE TO STATE FARM.

MORTGAGOR CONFIRMS TO STATE FARM THAT (I) MORTGAGOR IS A BUSINESS ENTITY AND THAT ITS PRINCIPALS ARE KNOWLEDGEABLE IN BUSINESS MATTERS; (II) THE TERMS OF THIS MORTGAGE, INCLUDING THE FOREGOING WARRANT OF ATTORNEY TO CONFESS JUDGMENT, HAVE BEEN NEGOTIATED AND AGREED UPON IN A COMMERCIAL CONTEXT; AND (III) IT HAS FULLY REVIEWED THE AFORESAID WARRANT OF ATTORNEY TO CONFESS JUDGMENT WITH ITS OWN COUNSEL AND IS KNOWINGLY AND VOLUNTARILY WAIVING CERTAIN RIGHTS IT WOULD OTHERWISE POSSESS, INCLUDING BUT NOT LIMITED TO, THE RIGHT TO ANY NOTICE OR A HEARING PRIOR TO THE ENTRY OF JUDGMENT BY STATE FARM PURSUANT TO THE AFORESAID WARRANT OF ATTORNEY.

IN WITNESS WHEREOF, Mortgagor has caused this Mortgage to be executed as of the date first written above.

RIVERBEND CROSSINGS III HOLDINGS LLC
By: Riverbend Lehigh Valley Holdings I
LLC, its sole member
By: Griffin Industrial, LLC, its sole member

By: /s/Anthony Galici
Name: Anthony Galici
Title: Vice President

The address of the within-named mortgagee is One State Farm Plaza, Bloomington, IL  61710.

/s/Jeffrey Petit
Agent for Mortgagee

STATE OF CONNECTICUT	)
	)	SS: _______________
COUNTY OF HARTFORD	)

On this 17th day of January, 2020 before me, Nichole Parlapiano, the undersigned officer, personally appeared Anthony J. Galici, who acknowledged himself to be the Vice President of Griffin Industrial, LLC, a Connecticut limited liability company, which is the Sole Member of Riverbend Lehigh Valley Holdings I LLC, a Delaware limited liability company, which is the Sole Member of RIVERBEND CROSSINGS III HOLDINGS LLC, a Pennsylvania limited liability company, and that he, as such Officer, being authorized so to do, executed the foregoing instrument for the purposes therein contained as his free act and deed as such Officer and the free act and deed of such limited liability companies.

In witness whereof I hereunto set my hand.

/s/Nichole Parlapiano
Nichole Parlapiano
~~Commissioner of the Superior Court~~
Notary Public
My Commission Expires: April 30, 2020

SIGNATURE AND ACKNOWLEDGMENT PAGE

OPEN-END MORTGAGE AND SECURITY AGREEMENT

EXHIBIT A

Legal Description of Real Estate

ALL THAT CERTAIN tract or piece of land situate in Upper Macungie Township, Lehigh County, Pennsylvania, more particularly bounded and described as follows, to wit:

BEGINNING at a point on the northerly legal right-of-way line of Nestle Way (80 foot wide right-of-way), said point being on the dividing line between Tax Parcel J6-4-17, Lot 3 and Tax Parcel J6-4-17A, Lot 1A and Lot 1B, lands now or formerly Crossing I, LLC, and from said point of beginning running, thence,

The following two (2) courses and distances along the northerly right-of-way line of Nestle Way:

1.  South 63 degrees 05 minutes 35 seconds West, a distance of 77.90 feet to a point of curvature, thence;

2.  Along the arc of a circle curving to the right, having a radius of 560.00 feet, a central angle of 20 degrees 12 minutes 35 seconds, an arc length of 197.53 feet, a chord bearing South 73 degrees 11 minutes 52 seconds West and a chord distance of 196.50 feet to a point, thence;

The following five (5) courses and distances along the dividing line between Tax Parcel J6-4-17, Lot 3, proposed Parcel 'B' and Tax Parcel J6-4-17, Lot 3, proposed Parcel 'C';

3.  North 20 degrees 30 minutes 28 seconds West, a distance of 615.79 feet to a point, thence;

4.  North 50 degrees 01 minute 50 seconds West, a distance of 357.53 feet to a point, thence;

5.  South 87 degrees 49 minutes 37 seconds West, a distance of 276.93 feet to a point, thence;

6.  South 09 degrees 30 minutes 20 seconds West, a distance of 337.59 feet to a point, thence;

7.  South 61 degrees 00 minutes 16 seconds West, a distance of 94.02 feet to a point; thence;

The following fourteen (14) courses and distances in and along the centerline of Iron Run Creek, being the common dividing line between Lot 3, proposed Parcel 'B' and Tax Parcel J6-4-17, Lot 4, lands now or formerly HAAF:

8.  North 36 degrees 28 minutes 53 seconds West, a distance of 60.05 feet to a point, thence;

9.  North 60 degrees 18 minutes 59 seconds West, a distance of 51.12 feet to a point, thence;

10.  North 50 degrees 00 minutes 19 seconds West, a distance of 85.71 feet to a point, thence;

11.  North 29 degrees 50 minutes 03 seconds West, a distance of 81.04 feet to a point, thence;

12.  North 19 degrees 04 minutes 41 seconds East, a distance of 44.17 feet to a point, thence;

13.  North 27 degrees 59 minutes 27 seconds West, a distance of 65.58 feet to a point, thence;

14.  North 04 degrees 54 minutes 41 seconds West, a distance of 84.14 feet to a point, thence;

15.  North 27 degrees 42 minutes 34 seconds West, a distance of 107.06 feet to a point, thence;

16.  North 34 degrees 25 minutes 36 seconds West, a distance of 161.85 feet to a point, thence;

17.  North 35 degrees 27 minutes 38 seconds West, a distance of 127.38 feet to a point, thence;

18.  North 40 degrees 44 minutes 28 seconds West, a distance of 74.80 feet to a point, thence;

19.  North 23 degrees 58 minutes 36 seconds West, a distance of 34.19 feet to a point, thence;

20.  North 52 degrees 48 minutes 02 seconds West, a distance of 138.03 feet to a point, thence;

21.  North 40 degrees 47 minutes 08 seconds West, a distance of 74.99 feet to a point on the southerly legal right-of-way line for limited access of Interstate Route 78 (A.K.A. US Route 22, a.k.a. S.R. 0078, variable width right-of-way), thence;

The following seven (7) courses and distances along the southerly legal right-of-way line for limited access for Interstate Route 78:

22.  South 84 degrees 40 minutes 25 seconds East, a distance of 119.51 feet to a point, thence;

23.  South 81 degrees 48 minutes 40 seconds East, a distance of 100.12 feet to a point, thence;

24.  South 84 degrees 40 minutes 25 seconds East, a distance of 79.14 feet to a point, thence;

25.  Along the arc of a circle curving to the left, having a radius of 5,824.65 feet, a central angle of 02 degrees 18 minutes 31 seconds, an arc length of 234.69 feet, a chord bearing South 85 degrees 49 minutes 40 seconds East and a chord distance of 234.67 feet to a point, thence;

26.  North 85 degrees 48 minutes 18 seconds East, a distance of 40.95 feet to a point, thence;

27.  South 81 degrees 22 minutes 01 second East, a distance of 46.00 feet to a point, thence;

28.  Along the arc of a circle curving to the left, having a radius of 5,824.65 feet, a central angle of 03 degrees 26 minutes 33 seconds, an arc length of 349.96 feet, a chord bearing South 89 degrees 33 minutes 12 seconds East and a chord distance of 349.91 feet to a point, thence;

The following two (2) courses and distances along the common dividing line between tax parcel J6-4-17, Lot 3, proposed Parcel 'B' and Tax Parcel J6-4-17a, Lot 1A and Lot 1B:

29.  South 37 degrees 24 minutes 51 seconds East, a distance of 1,109.88 feet to a point, thence;

30.  South 26 degrees 50 minutes 16 seconds East, a distance of 369.89 feet to the point and place of beginning.

Tax ID / Parcel No.  545508886511 1